HL State Land No. <2006>0216

Land Use Right Holder:	Heilongjiang Lanxi Sunrise Linen Textile Industry
Co. Ltd
Location:	Fourth Neighborhood, East Town Street, Lanxi
Land No.:	East Town 256-3
Map No.:	L-52-61-(13)
Land Type (Purpose of Use:	Industrial land
Price Acquired:
Land Use Right Type:	Transfer
Termination Date:	August 15, 2056
Area under the Use Right:	44134m2
Area of Sole Use:	_____ m2
Area Shared:	_____ m2

Pursuant to the legal provisions of the “People's Republic of China Constitution,” “People's Republic of China Land Management Law” and “People's Republic of China Urban Real Estate Property Management Law,” the land use right of which the holder is applying for registration has been reviewed and verified and this certificate is hereby issued in order to protect the legitimate interests of the land use right holder.

Lanxi County People’s Government (seal)
(imprint of Lanxi County People’s Government Land Registration Special Seal)

September 5, 2006

(Copy of the description of the land in question attached)

Agency of Registration:            Lanxi County State Land Resources Bureau
September 5, 2006

Certificate Issuing Authority:   People's Republic of China Ministry of Land and
Resources  (Land Certificate Management Special Seal)
No. 00019990